COLONIAL MUTUAL FUNDS
                        SPECIAL MEETINGS OF SHAREHOLDERS

Dear Shareholder:

Recently we distributed proxy material regarding Special meetings of Shareholders scheduled to take place on Friday, October 30, 1998. As of now, the fund's records indicated that we have not yet received voting instructions from you. All votes are vital no matter how may shares you hold and your shares cannot be voted unless we receive your executed ballot or you are present at the Meetings! In order to hold the Meetings as scheduled and for your shares to be represented, we need to receive your vote on or before Friday, October 30, 1998. For your convenience, we have established two easy methods by which to register your vote.

By phone, simply call toll free 1-800-733-8481, Ext. "400". Operators will be available to take your vote over the phone Monday thru Friday between the hours of 9 a.m. and 11 p.m. and Saturday between the hours of 12:00 p.m. and 6:00 p.m., eastern time.

                                     - OR -

By fax, send your executed proxy to us at 1-800-733-1885 anytime.

Please take a moment to vote now so your fund can hold the meting as scheduled. For additional information, please refer back to the proxy statement previously mailed to you or visit our web site www.libertyfunds.com.



COLONIAL MUTUAL FUNDS
c/o Shareholder Communications Corporation
17 State Street, New York, NY  10004



                       ** Immediate Attention Required **